Exhibit 10.10

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into on November 14, 2016 and effective as of January 1, 2017 (the "Effective Date"), by and between Nasdaq, Inc. (the "Company") and Adena Friedman (the “Executive"), hereby superseding the terms of Executive’s prior Agreement effective June 16, 2014.

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

1.    Term of Agreement. Subject to Section 8 below, the term of this Agreement shall commence on the Effective Date and end on January 1, 2022 (the "Term").

2.    Position.

(a)    Duties. The Executive shall serve as the Company's Chief Executive Officer and shall have such other duties as agreed to by the Executive and the Board of Directors of the Company (the “Board”). In such position, the Executive shall have such duties and authority as shall be determined from time to time by the Board and as shall be consistent with the by-laws of the Company as in effect from time to time; provided, however, that, at all times, the Executive’s duties and responsibilities hereunder shall be commensurate in all material respects with her status as the senior-most officer of the Company. During the Term, the Executive shall devote her full time and best efforts to her duties hereunder. The Executive shall report directly to the Board (or any Committee of the Board designated for this purpose). In addition, the Executive agrees to serve during the Term as a member of the Board to the extent she is periodically elected or appointed to such position in accordance with the by-laws of the Company and applicable law.

(b)    Company Code of Ethics. The Executive shall comply in all respects with the Company’s Code of Ethics and all applicable corporate policies referenced in the Code of Ethics, as may be amended from time to time (the "Code of Ethics"). The Executive may, in accordance with the Code of Ethics, (i) engage in personal activities involving charitable, community, educational, religious or similar organizations and (ii) manage her personal investments; provided, however, that, in each case, such activities are in all respects consistent with applicable law, the Nasdaq Continuing Obligations Agreement dated as of November 14, 2016 attached as Exhibit A (“Continuing Obligations Agreement”) and Section 9 below.

3.    Base Salary. During the Term, the Company shall pay the Executive a base salary (the "Base Salary") at an annual rate of not less than $1,000,000. The Base Salary shall be payable in regular payroll installments in accordance with the Company's payroll practices as in effect from time to time (but no less frequently than monthly). The Management Compensation Committee of the Board (the "Compensation Committee") shall review the Base Salary at least annually and may (but shall be under no obligation to) increase (but not decrease) the Base Salary on the basis of such review.

4.    Annual Bonus.

(a)    Annual Bonus. For each calendar year during the Term, the Executive shall be eligible to participate in the Executive Corporate Incentive Plan of the Company (the "Bonus Program") in accordance with the terms and provisions of such Bonus Program as established from time to time by the Compensation Committee and pursuant to which the Executive will be eligible to earn an annual cash bonus (the "Annual Bonus"). Pursuant to the terms of the Bonus Program, the Executive shall be eligible to earn, for each full calendar year during the Term, a target Annual Bonus of not less than $2,000,000 (the "Target Bonus") based upon the achievement of one or more performance goals established for such year by the Compensation Committee. The Executive shall have the opportunity to make suggestions to the Compensation Committee prior to the determination of the performance goals for the Bonus Program for each performance period, but the Compensation Committee will have final power and authority concerning the establishment of such goals. The Compensation Committee shall review the Target Bonus at least annually and may (but shall be under no obligation to) increase (but shall not decrease) the Target Bonus on the basis of such review. The Target Bonus for each year during the Term shall never be less than the Target Bonus for the immediately preceding year.

(b)    Timing and Deferral of Annual Bonus. The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year, but in no event later than March 15th following the end of the calendar year to which such Annual Bonus relates.

5.    Equity Compensation. In calendar year 2017, the Company will grant the Executive $6,000,000 in performance share units. In subsequent years, based on the Compensation Committee’s evaluation of the performance of the Company and Executive, peer group market data, internal equity and consistent with past practices with respect to the combined aggregate value of the grants of options, restricted share units and performance share units, the Executive may be granted equity awards, pursuant to Company’s Equity Incentive Plan (the “Stock Plan”), which has been adopted by the Board and may from time to time be amended. The applicable provisions of the Company’s Stock Plan or each equity award agreement executed by the Executive and the Company shall govern the treatment of the equity awards.

6.    Employee Benefits. During the Term, the Company shall provide the Executive with benefits on the same basis as benefits are generally made available to other senior executives of the Company, including, without limitation, medical, dental, vision, disability and life insurance, financial and tax planning services and retirement benefits. The Executive shall be entitled to four weeks of paid vacation to be used in accordance with the Company’s then current vacation policy; provided, however, that, in the event the Executive's employment ends for any reason, the Executive shall be paid only for unused vacation that accrued in the calendar year her employment terminated and any unused vacation for any prior year shall be forfeited.

7.    Business and Other Expenses.

(a)
Business Expenses. During the Term, the Company shall reimburse the Executive for reasonable business expenses incurred by her in the performance of her duties hereunder in accordance with the policy established by the Compensation Committee.

(b)
Transportation and Security. During the Term, in accordance with the directives of the Compensation Committee, the Company shall provide the Executive with an automobile and driver during the business week for personal and business use and at other times as required for business purposes. The driver shall have security training as necessary and advisable for the personal safety of the Executive or her family.

8.    Termination. Notwithstanding any other provision of this Agreement, subject to the further provisions of this Section 8, the Company may terminate the Executive's employment or the Executive may resign such employment for any reason or no stated reason at any time, subject to the notice and other provisions set forth below:

(a)    Generally. In the event of the termination of the Executive's employment for any reason, the Executive shall receive payment of (i) any unpaid Base Salary through the Date of Termination (as defined below), to be paid in accordance with Section 3 above, (ii) subject to Section 6 above, any accrued but unpaid vacation through the Date of Termination payable within 14 days of the Date of Termination (iii) any earned but unpaid Annual Bonus with respect to the calendar year ended prior to the Date of Termination, payable in accordance with Section 4(b) (the "Base Obligations"). In addition, in the event of the Executive's termination of employment, the applicable provisions of the Company’s Stock Plan or each equity award agreement executed by the Executive and the Company shall govern the treatment of the equity awards.

For purposes of this Agreement, "Date of Termination" means (i) in the event of a termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason, the date specified in a written notice of termination (or, if not specified therein, the date of delivery of such notice), but in no event earlier than the expiration of the cure periods set forth in Section 8(b)(ii) or 8(b)(iii) below, respectively; (ii) in the event of a termination of the Executive's employment by the Company without Cause, the date specified in a written notice of termination (or if not specified therein, the date of delivery of such notice); (iii) in the event of a termination of the Executive's employment by the Executive without Good Reason, the date specified in a written notice of termination, but in no event less than 60 days following the date of delivery of such notice; (iv) in the event of a termination of the Executive's employment due to Permanent Disability (as defined below), the date the Company terminates the Executive's employment following the certification of the Executive's Permanent Disability; or (v) in the event of a termination of employment due to the Executive's death, the date of the Executive's death.

(b)    Termination by the Company Without Cause or by the Executive for Good Reason Other Than in Connection with Change in Control.

(i)    The Executive's employment hereunder may be terminated by the Company without Cause or by the Executive for Good Reason. Upon the termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason pursuant to this Section 8(b), the Executive shall, subject to Section 8(h) below, and unless the Executive is entitled to the CIC Severance Benefits (as defined below), be entitled to receive, in addition to the Base Obligations, the following payments and benefits (the "Severance Benefits"):

(A)    Severance Payment. The Company shall pay the Executive an amount (the “Severance Payment”) equal to the sum of (I) two times the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive’s Date of Termination, (II) the Target Bonus and (III) any pro rata Target Bonus with respect to the calendar year in which the Date of Termination occurs, determined in accordance with the Pro Rata Target Bonus Calculation. Target Bonus for severance purposes is defined under the Executive Corporate Incentive Plan for the calendar year which precedes the year in which occurs the Executive’s Date of Termination. Target Bonus is intended to be a fixed severance payment equal to the prior year Target Bonus and not a performance-contingent payment dependent on current year or prior year performance. “Pro-Rata Target Bonus Calculation” is determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five. Pro-rata Target Bonus with respect to the calendar year in which Executive’s Date of Termination occurs shall be paid only in the event the performance goals established under the ECIP for that calendar year with respect to such Target Bonus have been satisfied. Payment of the pro-rata Target Bonus shall be delayed until following the date the Company’s Compensation Committee determines that such performance goals have been satisfied, in accordance with the rules under the ECIP (the “Performance Goal Determination Date”).

The Severance Payment is payable in substantially equal monthly installments for the twelve month period following the Executive’s Date of Termination, with the first installment to be paid in the month following the month in which the Release Effective Date occurs; provided, however (consistent with the requirements of Section 409A), that if the 60 day period described in Section 8(h) below begins in one calendar year and ends in another, the first installment of the Severance Payment shall be paid not earlier than January 1 of the calendar year following the Date of Termination (the period during which the Severance Benefits are paid being the “Severance Period”). Payments of the pro-rata Target Bonus portion of the Severance Payment shall be paid beginning as of date described above or, if later, within 30 days following the Performance Goal Determination Date. If payment of one or more installments of the pro-rata Target Bonus portion of the Severance Payment must be delayed until following the Performance Goal Determination Date, the initial installment shall consist of a lump sum equal to the total of all such installments delayed or due as of such payment date, without adjustment for interest; and

(B)    Equity Vesting. The Executive shall, subject to Section 8(h), be entitled to receive twelve (12) months of continued vesting of outstanding Performance Share Units (PSUs), based on actual PSU goal performance during the respective performance periods.

(C)    Health Care Coverage Payments. The Company shall pay to the Executive on a monthly basis during the Coverage Period a taxable cash payment equal to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium for the highest level of coverage available under the Company’s group health plans, but reduced by the monthly amount that the Executive would pay for such coverage if the Executive was an active employee. “Coverage Period” shall mean the period commencing on the first day of the Severance Period and ending on the earlier of (i) the expiration of 24 months from the first day of the Severance Period, and (ii) the date that the Executive is eligible for coverage under the health care plans of a subsequent employer. The payments provided by this Section shall be conditioned upon the Executive being covered by the Company’s health care plans immediately prior to the Date of Termination.

All other benefits, if any, due the Executive following termination pursuant to this Section 8(b) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company. The Severance Benefits are payments and benefits to which the Executive is not otherwise entitled, are given in consideration for the Release (as described in Section 8(h) below) and are in lieu of any severance plan, policy or program of the Company or any of its subsidiaries that may now or hereafter exist. The payments and benefits to be provided pursuant to this Section 8(b)(i) shall constitute liquidated damages and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive acknowledges and agrees that such amounts are fair and reasonable, and are her sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of her employment hereunder. If, during the Severance Period, the Executive breaches in any material respect any of her obligations under Section 9, or the Confidentiality Agreement, the Company may, upon written notice to the Executive (x) terminate the Severance Period and cease to make any further payments of the Severance Payment and (y) cease any health care coverage payments, except in each case as required by applicable law.

(ii)    For purposes of this Agreement, "Cause" shall mean (A) the Executive's conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property (with the exception of minor traffic violations or similar misdemeanors); (B) the Executive's repeated neglect of her duties to the Company; or (C) the Executive's willful misconduct in connection with the performance of her duties or other material breach by the Executive of this Agreement provided that the Company may not terminate the Executive's employment for Cause unless (x) the Company first gives the Executive written notice of its intention to terminate and of the grounds for such termination within 90 days following the date the Board is informed of such grounds at a meeting of the Board and (y) the Executive has not, within 30 days following receipt of such notice, cured such Cause (if capable of cure) in a manner that is reasonably satisfactory to the Board.

(iii)    For purposes of this Agreement, "Good Reason" shall mean the Company (A) reducing the Executive's position, duties, or authority; (B) failing to secure the agreement of any successor entity to the Company that the Executive shall continue in her position without reduction in position, duties or authority; (C) relocating the Executive’s principal work location beyond a 50 mile radius of her work location as of the Effective Date (provided that this Clause (C) shall apply only to a relocation that occurs during the two year period beginning upon a Change of Control, as defined below, and ending two years thereafter); or (D) committing any other material breach of this Agreement; provided, however, that the occurrence of a Change in Control, following which the Company continues to have its common stock publicly traded and the Executive is offered continued employment as an executive officer with substantially the same duties and authority as she has hereunder of such publicly traded entity, shall not be deemed to give rise to an event or condition constituting Good Reason; and provided further that no event or condition shall constitute Good Reason unless (x) the Executive gives the Company a Notice of Termination specifying her objection to such event or condition within 90 days following the occurrence of such event or condition, (y) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to the Executive within 30 days following the Company's receipt of such notice and (z) the Executive resigns from her employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (y).

(c)    Permanent Disability.

(i)    The Executive's employment hereunder shall terminate upon her Permanent Disability. Upon termination of the Executive's employment due to Permanent Disability, the Executive shall, subject to Section 8(h) below, be entitled to receive, in addition to the Base Obligations, (A) a pro rata Target Bonus with respect to the calendar year in which the Date of Termination occurs, determined in accordance with the Pro Rata Target Bonus Calculation and payable in a lump sum within 30 days following the Release Effective Date (provided that if the 60 day period described in Section 8(h) below begins in one calendar year and ends in another, the pro rata Target Bonus shall be paid not earlier than January 1 of the calendar year following the Date of Termination) and (B) accelerated vesting of all unvested equity compensation awarded to the Executive by the Company as of the Effective Date and, in accordance with Section 5, each equity award agreement executed by the Executive and the Company shall describe the treatment of the equity awards under this Section 8(c). All other benefits, if any, due the Executive following termination pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any other severance plan, policy or program of the Company.

(ii)    For purposes of this Agreement, “Permanent Disability” means either (i) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Executive shall be deemed Permanently Disabled if she is determined to be (i) totally disabled by the Social Security Administration or (ii) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Permanent Disability hereunder. Otherwise, such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to the Executive (unless she is then legally incapacitated, in which case such physician shall be reasonably acceptable to the Executive’s authorized legal representative).
(d)    Death. The Executive's employment hereunder shall terminate due to her death. Upon termination of the Executive's employment hereunder due to death, the Executive's estate shall, subject to Section 8(h) below, be entitled to receive, in addition to the Base Obligations,(A) a pro rata Target Bonus with respect to the calendar year in which the Date of Termination occurs, determined in accordance with the Pro Rata Target Bonus Calculation and payable in a lump sum within 30 days following the Release Effective Date (provided that if the 60 day period described in Section 8(h) below begins in one calendar year and ends in another, the pro rata Target Bonus shall be paid not earlier than January 1 of the calendar year following the Date of Termination) and (B) accelerated vesting of all unvested equity compensation awarded to the Executive by the Company as of the Effective Date and, in accordance with Section 5, each equity award agreement executed by the Executive and the Company shall describe the treatment of the equity awards under this Section 8(d). All other benefits, if any, due the Executive's estate following termination pursuant to this Section 8(d) shall be determined in accordance with the plans, policies and practices of the Company.

(e)    For Cause by the Company or Without Good Reason by the Executive. The Executive's employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. Upon termination of the Executive’s employment for Cause or without Good Reason pursuant to this Section 8(e), the Executive shall have no further rights to any compensation (including any Annual Bonus) or any other benefits under this Agreement other than the Base Obligations. All other benefits, if any, due the Executive following the Executive's termination of employment pursuant to this Section 8(e) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy, or program of the Company.

(f)    Termination in Connection with Change in Control by the Company Without Cause or by the Executive for Good Reason.

(i)    If, within the period beginning on a Change in Control (as defined herein below), and ending two (2) years following such Change in Control, the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall, subject to Section 8(h) below, be entitled to receive, in addition to the Base Obligations, the following payments and benefits (the "CIC Severance Benefits"):

(A)    CIC Severance Payment. On the first day of the seventh (7th) month following the Executive’s Date of Termination, the Company shall pay the Executive a lump sum cash payment equal to the sum of (I) two times the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive's Date of Termination, (II) the Target Bonus and (III) a pro rata portion of the Target Bonus for the calendar year in which Executive’s Date of Termination occurs and determined in accordance with the Pro Rata Target Bonus Calculation. Target Bonus for severance purposes is defined under the Executive Corporate Incentive Plan for the calendar year which precedes the year in which occurs the Executive’s Date of Termination. Target Bonus is intended to be a fixed severance payment equal to the prior year Target Bonus and not a performance-contingent payment dependent on current year or prior year performance. “Pro-Rata Target Bonus Calculation” is determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five. Pro-rata Target Bonus with respect to the calendar year in which Executive’s Date of Termination occurs shall be paid only in the event the performance goals established under the ECIP for that calendar year with respect to such Target Bonus have been satisfied. Payment of the pro-rata Target Bonus shall be delayed until following the date the Company’s Compensation Committee determines that such performance goals have been satisfied, in accordance with the rules under the ECIP (the “Performance Goal Determination Date”). Payment of the pro-rata portion of the Severance Payment shall be paid in a lump sum on the date described above or, if later, within 30 days of the Performance Goal Determination Date with respect to such Performance-Conditioned Portion.

If (i) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Section 4999”), and (ii) the Executive thereby would be subject to any United States federal excise tax due to that characterization, the Executive’s termination benefits hereunder will be reduced to an amount so that none of the amounts payable constitute excess parachute amounts payments if this would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a neutral party designated by the Company and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes.

(B)     Equity Vesting. The Executive shall, subject to Section 8(h), be entitled to receive accelerated vesting of all outstanding, unvested equity awards. The schedule for acceleration of the various equity awards will be governed by Section 12 (Change in Control) of the Stock Plan.

(C)    Health and Welfare Benefits. The Company shall pay to Executive on a monthly basis during the CIC Coverage Period a taxable monthly cash payment equal to the COBRA premium for the highest level of coverage available under the Company’s group health plans, but reduced by the monthly amount that Executive would pay for such coverage if the Executive was an active employee. “CIC Coverage Period” shall mean the period (I) commencing on the first day of the month following the Release Effective Date (provided that if the 60 day period described in Section 8(h) below begins in one calendar year and ends in another, the CIC Coverage Period shall commence not earlier than January 1 of the calendar year following the Date of Termination) and (II) ending on the earlier of (x) the expiration of 24 months from the first day of the CIC Coverage Period, and (y) the date that the Executive is eligible for coverage under the health care plans of a subsequent employer. The payments provided by this Section shall be conditioned upon the Executive being covered by the Company’s health care plans immediately prior to the Date of Termination. The foregoing payments are not intended to limit or otherwise reduce any entitlements that Executive may have under COBRA. In addition, the Company shall continue to provide the Executive with the same level of accident (AD&D) and life insurance benefits upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive’s Date of Termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control) for the same period for which the Company shall provide the Executive with continued health care coverage payments.

All other benefits, if any, due the Executive following termination pursuant to this Section 8(g) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company. The payments and other benefits provided for in this Section 8(g) are payments and benefits to which the Executive is not otherwise entitled, are given in consideration for the Release and are in lieu of any severance plan, policy or program of the Company or any of its subsidiaries that may now or hereafter exist. The payments and benefits to be provided pursuant to this Section 8(g)(i) shall constitute liquidated damages and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive acknowledges and agrees that such amounts are fair and reasonable, and are her sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of her employment hereunder. If, during the CIC Coverage Period, the Executive breaches in any material respect any of her obligations under Section 9 or the Confidentiality Agreement, the Company may, upon written notice to the Executive, (x) terminate the CIC Coverage Period and cease to make any further payments of the CIC Severance Payment and (y) cease any health and welfare benefits and payments, except in each case as required by applicable law.

(ii)     For purposes of this Agreement “Change in Control” means the first to occur of any one of the following events:

                (A)    any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than (1) the Company, (2) any Person who becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Company’s then outstanding securities eligible to vote in the election of the Board (“Voting Securities”) as a result of a reduction in the number of Voting Securities outstanding due to the repurchase of Voting Securities by the Company unless and until such Person, after becoming aware that such Person has become the beneficial owner of more than 50% of the then outstanding Voting Securities, acquires beneficial ownership of additional Voting Securities representing 1% or more of the Voting Securities then outstanding, (3) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (4) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Securities), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Securities (not including any securities acquired directly (or through an underwriter) from the Company or the Companies);

            (B)    the date on which, within any twelve (12) month period (beginning on or after the Effective Date), a majority of the directors then serving on the Board are replaced by directors not endorsed by at least two-thirds (2/3) of the members of the Board before the date of appointment or election;

                (C)    there is consummated a merger or consolidation of the Company with any other corporation or entity or the Company issues Voting Securities in connection with a merger or consolidation of any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation that would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving or parent entity) more than 50% of the Company’s then outstanding Voting Securities or more than 50% of the combined voting power of such surviving or parent entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired more than 50% of the Company’s then outstanding Voting Securities (not including any securities acquired directly (or through an underwriter) from the Company or the Companies); or

                (D)     the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), provided that such agreement or transaction of similar effect shall in all events require the disposition, within any twelve (12) month period, of at least 40% of the gross fair market value of all of the Company’s then assets; other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to occur hereunder unless such event constitutes a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company’s assets within the meaning of Section 409A.
(g)    Mitigation; Offset. Following the termination of her employment under any of the above clauses of this Section 8, the Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Company's obligations hereunder; nor shall the payments provided by this Section 8 be reduced by the compensation earned by the Executive as an employee or consultant from such subsequent employment or consultancy.

(h)    Release. Notwithstanding anything to the contrary in this Agreement, receipt of the Severance Benefits and the CIC Severance Benefits or other compensation or benefits under this Section 8 (other than the Base Obligations), if any, by the Executive is subject to the Executive executing and delivering to the Company a general release of claims following the Date of Termination, in substantially the form attached as Exhibit B (the "Release"), that, within 60 days following the Executive’s Date of Termination, has become irrevocable by the Executive (such date the Release becomes irrevocable being the “Release Effective Date”). If the Executive dies or becomes legally incapacitated prior to the Release Effective Date, then the Release requirements described in the preceding sentence shall apply with respect to the Executive’s estate and the Release shall be modified as reasonably necessary to allow for execution and delivery by the personal representative of the Executive’s estate or the Executive’s authorized legal representative, as applicable.

9.    Non-Competition. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(a)    Non-Competition. For a period of two years following the Date of Termination (the "Restricted Period"), regardless of the circumstances surrounding such termination of employment, the Executive will not, directly or indirectly (i) engage in any "Competitive Business" (as defined below) for the Executive’s own account while she is in self-employment or acting as a sole proprietor, (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between the Company and customers or suppliers of the Company. For purposes of this Agreement, "Competitive Business" shall mean (x) any national securities exchange registered with the Securities and Exchange Commission, (y) any electronic communications network or (z) any other entity that engages in substantially the same business as the Company, in each case in North America or in any other location in which the Company operates. For purposes of this Agreement, "person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(b)    Securities Ownership. Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent or more of any class of securities of such person.

(c)    Severability. It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, in the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

10.    Specific Performance The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of Section 9 above would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.    Disputes. Except as provided in Section 10 above, any dispute arising between the parties under this Agreement, under any statute, regulation, or ordinance, under any other agreement between the parties, and/or in way relating to the Executive’s employment, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a panel of three arbitrators that is mutually agreeable to both the Executive and the Company, all in accordance with AAA’s Employment Arbitration Rules then in effect. If the Executive and the Company cannot agree upon the panel of arbitrators, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by the Executive, and the third to be selected by the two persons so selected, all in accordance with AAA’s Employment Arbitration Rules. With respect to any and all costs and expenses associated with any such arbitration that are not assignable to one of the parties by the arbitrator, each party shall pay their own costs and expenses, including without limitation, attorney’s fees and costs, except that the Company shall pay the cost of the arbitrators and the filing fees charged to Executive by the AAA, provided she is the claimant or counter claimant in such arbitration and is the prevailing party. The award of the arbitrators shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in the State and City of New York. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of the Executive’s legal counsel, who also shall be bound by confidentiality obligations no less protective than the provisions set forth in the Confidentiality Agreement. In the event of any court proceeding to challenge or enforce an arbitrators’ award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information, as defined in the Confidentiality Agreement (and documents containing Confidential Information) under seal, subject to court order and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Nothing contained in this Section 11 shall be construed to preclude the Company from exercising its rights under Section 10 above.

12.    Miscellaneous.

(a)    Acceptance. The Executive hereby represents and warrants, as a material inducement to the Company's agreement to enter into this Agreement, that there are no legal, contractual or other impediments precluding the Executive from entering into this Agreement or from performing the services with the Company contemplated hereby. Any violation of this representation and warranty by the Executive shall render all of the obligations of the Company under this Agreement void ab initio and of no force and effect.

(b)    Entire Agreement; Amendments. This Agreement, together with the equity award agreements between the Executive and the Company contain the entire understanding of the parties with respect to the employment of the Executive by the Company, and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter set forth herein. There are no restrictions, agreements, promises, warranties, or covenants by and between the Company and the Executive and undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

(c)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)    Successor; Assignment. This Agreement is confidential and personal and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive's will or by the laws of descent and distribution. In the event of any attempted assignment or transfer contrary to this Section 12(d), the Company shall have no liability to pay the assignee or transferee any amount so attempted to be assigned or transferred. The Company shall cause this Agreement to be assumed by any entity that succeeds to all or substantially all of the Company's business or assets and this Agreement shall be binding upon any successor to all or substantially all of the Company's business or assets; provided, however, that no such assumption shall release the Company of its obligations hereunder, to the extent not satisfied by such successor, without the Executive's prior written consent.

(e)    Confidentiality of Tax Treatment and Structure. Notwithstanding anything herein to the contrary, each party and its representatives may consult any tax advisor regarding the tax treatment and tax structure of this Agreement and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

(f)    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:

if to the Company:

The Office of the General Counsel
Nasdaq, Inc.
One Liberty Plaza
New York, NY 10006

if to the Executive:

her address as shown in the records of the Company

(g)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h)    Section 409A. Notwithstanding any other provision of this Agreement, any payment, settlement or benefit triggered by termination of the Executive’s employment with the Company shall not be made until six months and one day following Date of Termination if such delay is necessary to avoid the imposition of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (Section “409A”). Any installment payments that are delayed pursuant to this Section 12(h) shall be accumulated and paid in a lump sum on the day that is six months and one day following the Date of Termination (or, if earlier, upon the Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. For purposes of this Agreement, termination or severance of employment will be read to mean a “separation from service” within the meaning of Section 409A where it is reasonably anticipated that no further services would be performed after that date or that the level of services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. Additionally, the amount of expenses eligible for reimbursement or in-kind benefits to be provided during one calendar year may not affect the expenses eligible for reimbursement or any in-kind benefits to be provided in any other calendar year and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. All reimbursements shall be made no later than the last day of the calendar year following the calendar year in which the Executive incurs the reimbursable expense. This Agreement is intended to comply with the requirements of Section 409A (including the exceptions thereto), to the extent applicable, and the Agreement shall be administered and interpreted in accordance with such intent.  If any provision contained in the Agreement conflicts with the requirements of Section 409A (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A (or the applicable exemptions thereto). The Company, after consulting with the Executive, may amend this Agreement or the terms of any award provided for herein in any manner that the Company considers necessary or advisable to ensure that cash compensation, equity awards or other benefits provided for herein are not subject to United States federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to the Executive. This Section 12(h) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A.

(i)    Clawback. The Executive agrees that compensation and benefits provided by the Company under this Agreement or otherwise will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company that is generally applicable to the Company’s executives, as may be in effect from time-to-time, or as required by applicable law.

(j)    Audit Rights. Any and all equity compensation of any kind due hereunder to Executive after the Date of Termination shall be accompanied by a detailed statement from the Company showing the calculation for such compensation for the period being measured. Within thirty (30) days after the delivery of such statement, the Executive may notify the Company of any objections or changes thereto, specifying in reasonable detail any such objections or changes.  If the Executive does not notify the Company of any objections or changes thereto or if within twenty (20) days of the delivery of an objection notice the Executive and the Company agree on the resolution of all objections or changes, then such statements delivered by the Company, with such changes as are agreed upon, shall be final and binding.  If the parties shall fail to reach an agreement with respect to all objections or changes within such twenty (20) day period, then all disputed objections or changes shall, be subject to resolution in accordance with Section 11 above.

(k)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(l)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

*            *            *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
          EXECUTIVE

/s/ Adena Friedman
Adena Friedman

Nasdaq, Inc.

By: /s/ Börje E. Ekholm
Börje E. Ekholm

 Title: Chairman of the Board

Exhibit A

NASDAQ CONTINUING OBLIGATIONS AGREEMENT

During the course of my employment or engagement with Nasdaq, Inc. and/or its subsidiaries and affiliates (collectively, the “Company”), I understand that I will have or be given access to, and/or receive, certain non-public, confidential, and proprietary information and or specialized training and trade secrets pertaining to the business of the Company and Company’s customers or prospective customers (“Company Parties”). Any unauthorized disclosure or use of such information would cause grave harm to the Company Parties. Therefore, to assure the confidentiality and proper use of Confidential Information and other Company Property (each as defined herein), and in consideration of my engagement with the Company, my access to confidential information, training and trade secrets, and the compensation paid or to be paid for my services during that engagement, and the mutual covenants and promises contained herein, I agree to the following:

1.    Confidentiality and Company Property.

All Confidential Information and Company Property is owned by and for the Company Parties exclusively; is intended solely for authorized, work-related purposes on behalf of the Company Parties; and shall not be used for personal or other non-work related purposes. Specifically, without limitation, I shall not, directly or indirectly, at any time during or after engagement with the Company, without prior express written authorization from the Company: (a) divulge, disclose, transmit, reproduce, convey, summarize, quote, share, or make accessible to any other person or entity Confidential Information or non-public Company Property; (b) use any Confidential Information or Company Property for any purpose outside the course of performing the authorized duties of my work with the Company; (c) remove Company Property or Confidential Information from the Company Parties’ premises without obtaining prior express written authorization from the Company; or (d) review or seek to access any Confidential Information or Company Property except as required in connection with my work for the Company.
2.    Non-Solicitation.

a)	Non-Solicitation of Customers, Potential Customers and Employees.

I agree that, for a period of twenty-four (24) months following my separation from service for any reason, I shall not, directly or indirectly, without express written consent from Company’s Office of General Counsel:

i)     Interfere with any customer relationship the Company has with any of its current customers or potential customers that I had any involvement with, directly or indirectly, during the last twelve (12) months of my employment; or

ii)    Solicit, or induce to enter into any business arrangement with, any employee or contractor of the Company with whom I had any contact or a relationship with during the last twelve (12) months of my employment; or

iii)     Solicit, or induce to enter into any business arrangement with, any employee or contractor of the Company’s customers that I knew, or reasonably could be expected to know, was solicited by the Company for any technology, operations, sales or business role during the last twelve (12) months of my employment with the Company.
3.    Inventions Assignment.

a)	Ownership of Nasdaq Inventions by the Company.

(i)     As between me and the Company, all Nasdaq Inventions shall be owned by the Company.

(ii)     I acknowledge that all Nasdaq Inventions shall be considered “works made for hire” under applicable law and that the Nasdaq Inventions, and all Intellectual Property Rights associated therewith, shall be the sole and exclusive property of the Company.

(iii)     To the extent that any Nasdaq Inventions may not be considered “works made for hire” (due to below Paragraph 3(b) or for any other reason), I hereby assign to the Company, without any further consideration, all right, title, and interest in and to all such Nasdaq Inventions, including all Intellectual Property Rights associated therewith. I agree that this assignment includes a present conveyance to the Company of ownership of Nasdaq Inventions that are not yet in existence as of the Effective Date.

(iv)     To the extent, if any, that this Agreement does not provide the Company with full ownership, right, title and interest in and to the Nasdaq Inventions, I hereby grant the Company an exclusive, perpetual, irrevocable, fully-paid, royalty-free, worldwide license to use, exploit, reproduce, perform (publicly or otherwise), display (publicly or otherwise), create derivative works from, modify, improve, develop, distribute, import, make, have made, sell, offer to sell or otherwise dispose of the Nasdaq Inventions, effective immediately on its creation, with the right to sublicense each and every such right, including through multiple tiers, alone or in combination. To the extent that any Moral Rights in the Nasdaq Inventions cannot be assigned under applicable law, I hereby unconditionally and irrevocably waive and agree not to enforce any and all Moral Rights, including any limitation on subsequent modification, to the extent permitted under applicable law.

(v)     I agree to promptly make upon request full written disclosure to the Company of any and all Nasdaq Inventions. During and after my employment or engagement and at the Company’s request and expense, I will (i) assist the Company in every proper way to establish or perfect the Company’s rights in the Nasdaq Inventions and associated Intellectual Property Rights throughout the world, including by executing in favor of the Company or its designee(s) any necessary or desirable documents, including patent and copyright assignment documents, and (ii) consent to or join in any action to enforce any Intellectual Property Right associated with the Nasdaq Inventions. I agree that, if the Company is unable, because of my unavailability, mental or physical incapacity, or for any other reason, to secure my signature with respect to the purposes set forth in the preceding sentence, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Nasdaq Inventions and associated Intellectual Property Rights to further the prosecution, issuance, and enforcement of such Intellectual Property Rights with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

(vi)     I agree not to challenge the validity of the Nasdaq Inventions or the Intellectual Property Rights associated therewith, or the ownership by the Company (or its designee(s)) of the Nasdaq Inventions or the Intellectual Property Rights associated therewith.
4.    Non-Disparagement.

I agree that I shall not issue, circulate, publish or utter any false or disparaging, statement, remarks, opinions or rumors about the Company or its shareholders unless giving truthful testimony under subpoena or court order. Notwithstanding, I understand that I may provide truthful information to any governmental agency or self-regulatory organization with or without subpoena or court order. With the exception of communications made in a private corporate communication as an employee or consultant with regard to a listing decision of my employer or my consulting client, I agree that public communications regarding a preference for listing a security on a market other than the Company, that the quality of the Company as a securities market is in any way inferior to any other securities market or exchange, and/or that the regulatory efforts and programs of the Company are or have been lax in any way, are specifically defined as disparaging and will constitute a material breach of this Agreement. Nothing in this paragraph, however, shall prevent me from making good faith, factual and truthful statements related to listing with the Company as long as my statements are not based on proprietary information.

5.    Cooperation.

If I receive a subpoena or process from any person or entity (including, but not limited to, any governmental agency) which may or will require me to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, any of the Company Parties or any Confidential Information or Company Property, I shall: (a) to the extent permissible by law, notify Nasdaq’s Office of the General Counsel of the subpoena or other process within twenty-four (24) hours of receiving it; and (b) to the maximum extent possible, not make any disclosure until the Company Parties have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.

6.    Return Of Confidential Information And Company Property.

Upon my termination of engagement with the Company, for any reason, or if the Company so requests, I shall promptly deliver to the Company all Confidential Information and Company Property, including Nasdaq Inventions in my possession or under my control, as well as all documents, disks, tapes, or other electronic, digital, or computer means of storage, and all copies of such information and property.

7.    Immunity for Disclosure of Trade Secrets in Certain Circumstances.

I understand and acknowledge that, pursuant to 18 U.S.C. §1833 (as defined in the Defend Trade Secrets Act of 2016) and notwithstanding anything else in this Agreement, I am permitted to disclose trade secrets to third parties under certain circumstances.

The relevant portion of 18 U.S.C. § 1833 is reproduced as follows:

(b) Immunity From Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.—

   (1) Immunity.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—
         (A) is made—
            (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
             (ii) solely for the purpose of reporting or investigating a suspected violation of law; or
        (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

   (2) Use of trade secret information in anti-retaliation lawsuit.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
         (A) files any document containing the trade secret under seal; and
         (B) does not disclose the trade secret, except pursuant to court order.

Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833 or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833.

8.    Injunctive Action.

I acknowledge that the provisions and restrictions of this Agreement are reasonable and necessary for the protection of the Company Parties and their respective businesses. These obligations are not limited in time to the duration of my engagement and rather shall survive the termination of my engagement by the Company, regardless of the reason for its termination. I agree that my breach of any of the foregoing provisions will result in irreparable injury to the Company Parties, that monetary relief alone will be inadequate to redress such a breach, and further that the

Company shall be entitled to obtain an injunction to prevent and/or remedy such a breach (without first having to post a bond).

In any proceeding for an injunction and upon any motion for a temporary or permanent injunction (“Injunctive Action”), the Company’s right to receive monetary damages shall not be a bar or interposed as a defense to the granting of such injunction. The Company’s right to an injunction is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, including any remedy the Company may seek in any arbitration brought pursuant to Section 9 of this Agreement.

I hereby irrevocably submit to the jurisdiction of the courts of New York in any Injunctive Action and waive any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Upon the issuance (or denial) of an injunction, the underlying merits of any such dispute shall be resolved in accordance with Section 9 of this Agreement.
9.    Arbitration.

Except as provided in Section 8 of this Agreement, any dispute arising between the Parties under this Agreement, under any statute, regulation, or ordinance, under any other agreement between the Parties, and/or in way relating to my engagement by the Company, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court in the State of New York and City of New York. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction.

The arbitration shall be conducted on a strictly confidential basis, and I shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of my legal counsel, who also shall be bound by these confidentiality terms. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

10.    Governing Law; Amendment; Waiver; Severability.

This Agreement shall be construed in accordance with and shall be governed by the laws of the State of New York, excluding any choice of law principles. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and may not be amended, discharged, or terminated, nor may any of its provisions be waived, except upon the execution of a valid written instrument executed by me and the Company.
If any term or provision of this Agreement (or any portion thereof) is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.

Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, the Company and I agree that an arbitrator or reviewing court shall have the authority to amend or modify this Agreement so as to render it enforceable and effect the original intent of the Parties to the fullest extent permitted by applicable law.

11.    Definitions.

“Confidential Information” means any non-public, proprietary information regarding the Company Parties, whether in writing or not, whether in digital, hardcopy, or another format, including all personal information, all personnel information, financial data, commercial data, trade secrets, business plans, business models, organizational structures and models, business strategies, pricing and advertising techniques and strategies, research and development activities, software development, market development, exchange registration, studies, market penetration plans, listing retention plans and strategies, marketing plans and strategies, communication and/or public relations products, plans, programs, recruiting strategies, databases, processes, work product or inventions, financial formulas and methods relating to Company Parties’ business, computer software programs, accounting policies and practices, and all strategic plans or other matters, strategies, and financial or operating information pertaining to current or potential customers or transactions (including information regarding each Company Party’s current or prospective customers, customer names, and customer representatives), templates and agreements, and all other information about or provided by the Company Parties, including information regarding any actual or prospective business opportunities, employment opportunities, finances, investments, and other proprietary information and trade secrets. Notwithstanding the above, Confidential Information shall not include any information that: (a) was known to me prior to my engagement with the Company as evidenced by written records in my possession prior to such disclosure; or (b) is generally and publicly available and known to all persons in the industries where the Company conducts business, other than because of any unauthorized disclosure by me.

“Company Property” means all property and resources of the Company Parties, or any Company Party, including Confidential Information, each Company Party’s products, each Company Party’s computer systems and all software, e-mail, web pages and databases, telephone and facsimile services, and all other administrative and/or support services provided by the Company Parties. I further agree that “Company Property” shall include processes, data, works of authorship, methods, Nasdaq Inventions, developments, and improvements that I conceive, originate, develop, author, or create, solely or jointly with others, during or as a result of my employment with the Company, or using Company Property, and without regard to whether any of the foregoing also may be included within “Confidential Information” as defined under this Agreement.

“Intellectual Property Rights” shall mean any or all statutory or common law rights in, to, or arising under the following, worldwide: (a) patents, patent applications, and design rights (including industrial design rights); (b) works of authorship, including copyrights, Moral Rights, and mask work rights; (c) trade secrets and other rights in know-how and confidential or proprietary information; (d) trademarks, trade names, logos and service marks; (e) domain names, web addresses and social media identifiers; (f) databases; (g) any registrations or applications for registration for any of the foregoing (a)-(f), including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, rights subject to and/or arising out of post-grant review (including re-examinations) and extensions (as applicable); (h) all contract and licensing rights and all claims and causes of action of any kind with respect to any of the foregoing (a)-(h), including the right to sue and recover damages or other compensation and/or obtain equitable relief for any past, present, or future infringement or misappropriation thereof; and (i) analogous rights to those set forth above.

“Moral Rights” shall mean all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like.

“Nasdaq Inventions” means ideas, improvements, trade secrets, know-how, confidential technical or business information, sales and other commercial relationships, potential sales and other commercial relationships, business methods or processes, copyrightable expression, research, marketing plans, computer software (including source code(s)), computer programs, original works of authorship, industrial designs, trade dress, developments, discoveries, trading systems, trading strategies and methodologies, improvements, modifications, technology, algorithms and designs, (regardless of whether any of the foregoing are subject to patent or copyright protection), that are (a) made, conceived, expressed, developed, or reduced to practice by me (solely or jointly with others) during or as a result of my employment with the Company or using Company Property and (b) which relate in any manner to the Company, the business of the Company (including the services the Company provides to any of the Company Parties), or my engagement by the Company.

12.    Miscellaneous.

This Agreement (a) may be executed in identical counterparts, which together shall constitute a single agreement, and (b) shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party, notwithstanding which Party may have drafted it. The headings herein are included for reference only and are not intended to affect the meaning or interpretation of the Agreement. This Agreement is binding upon, and shall inure to the benefit of, me and the Company and our respective heirs, executors, administrators, successors and assigns.
Without limiting the scope or generality of the terms of this Agreement in any way, I acknowledge and agree that the terms of this Agreement and all discussions regarding this Agreement are confidential, and accordingly I agree not to disclose any such information to any third party, except to my attorney(s), or as otherwise may be required by law. Notwithstanding the foregoing, I may disclose to any prospective employer the fact and existence of this Agreement, and provide copies of this Agreement to such entity. The Company also has the right to apprise any prospective employer or other entity or person of the terms of this Agreement and provide copies to any such persons or entities.

13.    Other Terms of My Engagement.

Nothing in this Agreement alters the at-will nature of my employment or engagement with the Company. I acknowledge and agree that my employment or engagement is at-will, which means that both I and the Company shall have the right to terminate such engagement at any time, for any reason, with or without cause and with or without prior notice. To the extent I am signing this Agreement in any capacity other than as an employee (e.g., consultant, independent contractor), the written terms of my engagement supersede any conflicting terms in this Agreement.

14.    Signature.

I hereby acknowledge and accept the terms of this Agreement as of the Effective Date, by signature below.

Signature: /s/ Adena T. Friedman            Date: 11/3/2016

Print Name: Adena T. Friedman

Exhibit B

Release of Claims

GENERAL RELEASE
WHEREAS, Adena Friedman (hereinafter referred to as the "Executive") and Nasdaq, Inc. (hereinafter referred to as "Employer") are parties to an Employment Agreement, dated November 14, 2016 (the "Employment Agreement"), which provided for the Executive's employment with Employer on the terms and conditions specified therein; and
WHEREAS, the Executive has agreed to execute a release of the type and nature set forth herein as a condition to her entitlement to certain payments and benefits upon her termination of employment with Employer.
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:
1.     Excluding enforcement of the covenants, promises and/or rights reserved herein, the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and each of Employer's owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all all Claims (as defined below) through the date of this Release. You agree not to file a lawsuit or arbitration to assert any such Claim. Further, you agree that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, you will not seek or accept any personal relief in such action.

a.
Definition of “Claims.” Except as stated below, “Claims” includes without limitation all actions or demands of any kind that you may now have or have had or reasonably known you should have had (although you are not being asked to waive Claims that may arise after the date of this Agreement). More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected. The nature of Claims covered by this release includes without limitation all actions or demands in any way based on your employment with the Company, the terms and conditions of such employment, or your separation from employment. More specifically, all of the following are among the types of Claims which are waived and barred by this General Release of Claims to the extent allowable under applicable law and are considered illustrative but not exhaustive:

•	Contract Claims, whether express or implied;

•	Tort Claims, such as for defamation or emotional distress;

•	Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•
Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, genetic information, national origin, or any other legally protected class;

•
Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act as amended, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and similar state and local statutes, laws and ordinances, including but not limited to the New York State Human Rights Law, the New York

Labor Act, the New York Equal Pay Law, the New York Civil Rights Law, the New York Rights of Persons With Disabilities Law, and the New York Equal Rights Law, all as amended;

•	Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the False Claims Act, and similar state and local statutes, laws and ordinances;

•	Claims for wrongful discharge; and

•	Claims for attorneys’ fees, including litigation expenses and/or costs,

provided, however, that this release shall not apply to any of the obligations of Employer or any other Releasee under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this release shall not apply to any rights the Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer's certificate of incorporation and by-laws or otherwise.

b.
Exclusions: Notwithstanding any other provision of this release, the following are not barred by the release: (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims which are not legally waiveable, including SEC whistleblowing claims pursuant to Rule 21F-17. In addition, this General Release of Claims will not operate to limit or bar your right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission (EEOC) or to testify, assist or participate in an investigation, hearing or proceeding conducted by the EEOC. However, the Release does bar your right to recover any personal or monetary relief, including if you or anyone on your behalf seeks to file a lawsuit or arbitration on the same basis as the charge of discrimination. Additionally, nothing in this Release should have a chilling effect on your ability to engage in whistleblowing activity, by prohibiting or restricting you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC or FINRA regarding your employment at the Company, and nothing prevents you from reporting to, communicating with, contacting, responding to an inquiry from, providing relevant information to, participating or assisting in an investigation conducted by, or receiving a monetary award from the SEC or any other governmental enforcement agency related to such communication (except as noted in Section 3(b) above).

2.    The Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that the Executive does not know or suspect to exist in the Executive's favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.
3.    The Executive understands that she has been given a period of 21 days to review and consider this General Release before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. The Executive further understands that she may use as much of this 21-day period as the Executive wishes prior to signing.

4.    The Executive acknowledges and represents that she understands that she may revoke the waiver of her rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to Office of the General Counsel, Nasdaq, Inc., One Liberty Plaza, New York, New York 10006. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after the Executive signs this Agreement. If the Executive revokes the waiver of her rights under the Age Discrimination in Employment Act of 1967, as amended, Employer shall have no obligations to the Executive under Section 8 (other than the Base Obligations) of the Employment Agreement.
5.    The Executive and Employer respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.
6.    This Agreement shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that the Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.
7.    It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.
8.    The Executive represents and agrees (a) that the Executive has to the extent she desires discussed all aspects of this Agreement with her attorney, (b) that the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.
9.    This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.
PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
This General Release is executed by the Executive and Employer as of the ____ day of ______, 20__.
____________________________________
Adena Friedman
Nasdaq, Inc.
By: /s/ Börje E. Ekholm
Name: Börje E. Ekholm
Title: Chairman of the Board